Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809

ECOLAB DELIVERS STRONG FOURTH QUARTER INCREASE

Fourth quarter reported EPS $0.48, +45%; adjusted EPS $0.55, +22%, excluding special gains and charges and discrete tax items

Reported full year 2009 EPS $1.74, -3%; adjusted EPS $1.99, +7%, excluding special gains and charges and discrete tax items

2009 FOURTH QUARTER HIGHLIGHTS:

•                  Record reported diluted EPS $0.48, +45%

•                  Adjusted EPS $0.55, +22%, excluding special gains and charges and discrete tax items

•                  Record sales +5% to $1.6 billion; fixed currency sales +2%

•                  U.S. Kay and Healthcare report double-digit sales gains; Canada and Asia Pacific strong, more than offset lower Europe and U.S. Other Services sales

•                  New account sales, pricing, cost-saving actions and favorable raw material comparisons more than offset the effects of global recession

•                  Distributor program change, as expected, benefited both reported and adjusted EPS by approximately $0.03

			(unaudited)
	Fourth Quarter		%	Full Year		%
(Millions, except per share)	2009	2008	change	2009	2008	change

Net Sales	$1,564.5	$1,483.3	5%	$5,900.6	$6,137.5	-4%

Operating Income	195.8	140.2	40%	681.3	712.8	-4%

Pretax Income	180.7	124.7	45%	620.1	651.2	-5%
Taxes	64.4	44.3	45%	201.4	202.8	-1%
Net Income Attributable to Ecolab	$115.8	$80.0	45%	$417.3	$448.1	-7%

Diluted Earnings Per Share	$0.48	$0.33	45%	$1.74	$1.80	-3%
Diluted Average Shares Outstanding	241.3	242.9	-1%	239.9	249.3	-4%

ST. PAUL, Minn., February 11, 2010:  Ecolab Inc. reported strong fourth quarter earnings as results were led by new account gains, pricing, cost-savings actions and favorable raw material comparisons.

Ecolab’s reported net sales increased 5% to $1.6 billion in the fourth quarter of 2009; measured in fixed currencies, sales rose 2%. Excluding the impact of a change in distributor incentive programs and acquisitions and divestitures, fixed currency sales increased 1%.  Net income increased 45% to $116 million. Reported diluted earnings per share increased 45% to $0.48.

Fourth quarter 2009 and 2008 results included special gains and charges and discrete tax items.  Excluding those items, adjusted fourth quarter 2009 diluted earnings per share were $0.55, a 22% increase over adjusted fourth quarter 2008 diluted earnings per share of $0.45.  The fourth quarter 2009 also included the effects of a change in distributor incentive programs made earlier in the year; this reversed a reduction in sales and earnings in the first quarter 2009 and increased fourth quarter earnings by approximately $0.03 per share.

Segment review

Fourth quarter 2009 sales for Ecolab’s U.S. Cleaning & Sanitizing operations rose 4% to $676 million, led by double-digit gains from Kay and Healthcare.  Ecolab’s U.S. Cleaning & Sanitizing operating income rose 29% to $125 million. Excluding the impact of the change in the Institutional distributor incentive program, U.S. Cleaning & Sanitizing sales increased 2% and operating income grew 19%.

U.S. Other Services sales declined 3% to $109 million in the fourth quarter.  However, operating income increased 14% to $16 million.

Sales of Ecolab’s International operations, when measured in fixed currencies, rose 1% to $701 million in the fourth quarter.  Canada and Asia Pacific enjoyed strong sales growth.  Fixed currency operating income increased 5% to $64 million.  When measured at public currency rates, International sales increased 8% and operating income grew 13%.  Currency translation had a favorable impact on net income growth of approximately $3 million for the fourth quarter of 2009.

The reported income tax rate for the fourth quarter 2009 was 35.6% compared to the reported tax rate of 35.5% for the fourth quarter 2008. Excluding the tax rate impact of special gains and charges and discrete tax items from both periods, the adjusted effective income tax rate for the fourth quarter 2009 was 31.9% compared with 30.5% in the fourth quarter 2008.  The increase in the adjusted fourth quarter effective tax rate was primarily due to lower tax benefits derived from our international operations.  The adjusted effective tax rate for the full year 2009, excluding the impact of special gains and charges and discrete tax items, was 31.7% and comparable to our 31.6% tax rate in 2008.

The Corporate segment includes special gains and charges, which are reported as a separate line item in the income statement. Special gains and charges for the fourth quarter 2009 of $13 million included a restructuring charge of $11 million ($8 million after tax) for actions announced in January 2009 that were taken primarily to optimize our workforce as well as other costs to optimize our business structure.  Special gains and charges for the fourth quarter 2008 included a charge of $19 million for the write down of investments in an energy management business and the closure of two small non-strategic businesses.  The Corporate segment also includes investments in the development of business systems and other corporate investments we are making as part of our ongoing effort to improve our efficiency and returns.

Ecolab reacquired 1.2 million shares of its common stock during the fourth quarter under its share repurchase program.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer said, “We are proud of our accomplishments in 2009.  The severe global recession had a significant impact on our foodservice and hospitality markets and customers, and made it one of the toughest years in memory for all of us. We took aggressive actions in response, working closely with our customers to provide them with effective cost-saving solutions for their cleaning and sanitizing needs, driving hard to win new accounts, reducing our costs and streamlining our processes.   These actions were effective as we strengthened our customer relationships and grew our business, and made the right investments to accelerate our growth.  My thanks to our many customers for their business, and to our outstanding team of Ecolab associates who worked hard to achieve these results.

“While we do not expect a significant rebound in our end markets in 2010, we have seen a clear bottoming.  We have moved fully onto offense and will drive to achieve superior results for our customers and shareholders. We are focused on delivering double-digit earnings per share growth in 2010.  We plan to build momentum through the year by driving share in our core markets; continuing the recent acceleration in future growth investments, including our healthcare, water and waste management, China and Latin America businesses; making significant investments in our sales and service team and field technology; and continuing our approach to doing what is right for our business.  We also know our opportunity remains abundant.  We are the leader in a huge global market, with tremendous growth opportunities in every one of our businesses. We have a rich technology base from which we will deliver more innovative solutions to customer needs.  And we have a terrific team of associates whose creative and bold approach to solving problems continues to fuel our long term growth.  The year before us will have its challenges, but we have the right tools, the right people and the right plans to deliver another year of superior service to our customers and superior returns to our shareholders.”

Business Outlook

2010 — Full Year

Ecolab expects adjusted earnings per share, which exclude special gains and charges and discrete tax items, for the full year ending December 31, 2010 to be in the $2.17 to $2.25 range.  Currently quantifiable special gains and charges for 2010 are expected to be approximately $0.03 per share unfavorable, including $0.02 per share related to the devaluation of the Venezuelan currency in the first quarter.   Ecolab expects additional charges may be incurred during the year reflecting efforts to be undertaken to drive efficiencies in the business, though 2010 special gains and charges are expected to be dramatically lower than the $0.24 per share unfavorable reported in 2009.  Amounts related to discrete tax items for 2010, if any, are not currently quantifiable.

2010 — First Quarter

Ecolab expects modest sales growth in the first quarter 2010 over the first quarter 2009; currency translation is expected to have a favorable effect on reported sales.  Gross margins are projected to expand as we recover from the high raw material cost increases in prior years.  The SG&A ratio will reflect investments we are making in people and systems for future growth and compare against significant cost reductions and restructuring actions made in last year’s quarter.  The tax rate is expected to decline versus the prior year because of increased tax benefits from our international operations and U.S. tax law changes. Our outlook for the first quarter of 2010, excluding special gains and charges and discrete tax items, is as follows:

Gross margin	approx. 50%
SG&A % of sales	39% - 40%
Interest expense, net	approx. $15 million
Effective tax rate	30% - 31%
Adjusted EPS, excluding special gains and charges and discrete tax items	$0.36 - $0.40
Special gains and charges	approx. ($0.02)

First quarter 2009 results included special charges and discrete tax items of an unfavorable $0.09 per share.  Excluding those items, adjusted first quarter 2009 diluted earnings per share were $0.33.

Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

Ecolab will host a live webcast to review the fourth quarter earnings announcement today at 1:00 p.m. Eastern Time.  The webcast, along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site.

Listening to the webcast requires Internet access, the Windows Media Player, Real Player or other compatible streaming media player.

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These Non-GAAP financial measures include fixed currency sales, fixed currency sales excluding the impact of a change in distributor incentive programs and acquisitions and divestitures, fixed currency operating income, adjusted effective tax rate excluding the tax rate impact of special gains and charges and discrete tax items, and adjusted diluted earnings per share excluding special gains and charges and discrete tax items.  We provide these measures as additional information regarding our operating results. We use these Non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

We evaluate the performance of our International operations based on fixed currency rates of foreign exchange. Fixed currency sales and fixed currency operating income measures eliminate the impact of exchange rate fluctuations on our international sales and operating income, respectively, and promote a better understanding of our sales and operating income trends from underlying business performance.  Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2009.

The adjusted effective tax rate measure promotes period-to-period comparability of the underlying effective tax rate because the amounts excluded do not necessarily reflect costs associated with historical trends or expected future costs.

We include in special gains and charges items that are either unusual in nature or significant in amount and important to an understanding of underlying business performance. In order to better allow investors to compare underlying business performance period-to-period, we provide adjusted diluted earnings per share, which excludes special gains and charges and discrete tax items.

These Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP, and may be different from Non-GAAP measures used by other companies.  Investors should not rely on any single financial measure when evaluating our business.  We recommend that investors view these measures in conjunction with the GAAP measures included in this news release.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our 2010 first quarter and full year financial and business prospects, including estimated sales, gross margins, selling, general and administrative expense, growth investments, interest expense, special gains and charges, effective tax rates, currency translation, end-market economic activity, and adjusted diluted earnings per share. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made.

Risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-Q and include the vitality of the markets we serve; the impact of worldwide economic factors such as the worldwide economy, credit markets, interest rates and foreign currency risk; fluctuations in raw material and delivered product costs; our ability to develop competitive advantages through innovation; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; the ability to acquire complementary businesses and to effectively integrate such businesses; the impact of investments to develop business systems or to optimize our business structure; the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products; changes in laws, regulations or accounting standards; public health epidemics; the occurrence of litigation or claims, acts of war, terrorism, severe weather or natural or man-made disasters; the loss or insolvency of a major customer, supplier or distributor; our ability to attract and retain high caliber management talent; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

Except as may be required under applicable law, we undertake no duty to update our Forward-Looking Statements.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

FOURTH QUARTER ENDED DECEMBER 31, 2009

(unaudited)

	Fourth Quarter Ended			Year Ended
	December 31%			December 31%
(millions, except per share)	2009	2008	Change	2009	2008	Change

Net sales	$1,564.5	$1,483.3	5%	$5,900.6	$6,137.5	-4%

Cost of sales (1)	781.1	770.2	1%	2,978.0	3,141.6	-5%
Selling, general and administrative expenses	577.4	541.4	7%	2,174.2	2,257.2	-4%
Special (gains) and charges (1)	10.2	31.5		67.1	25.9

Operating income	195.8	140.2	40%	681.3	712.8	-4%

Interest expense, net	15.1	15.5	-3%	61.2	61.6	-1%

Income before income taxes	180.7	124.7	45%	620.1	651.2	-5%

Provision for income taxes	64.4	44.3	45%	201.4	202.8	-1%

Net income including noncontrolling interest	116.3	80.4	45%	418.7	448.4	-7%

Less: Net income attributable to noncontrolling interest	0.5	0.4		1.4	0.3

Net income attributable to Ecolab	$115.8	$80.0	45%	$417.3	$448.1	-7%

Earnings attributable to Ecolab per common share
Basic	$0.49	$0.33	48%	$1.76	$1.83	-4%
Diluted	$0.48	$0.33	45%	$1.74	$1.80	-3%

Weighted-average common shares outstanding
Basic	237.1	239.9	-1%	236.7	245.4	-4%
Diluted	241.3	242.9	-1%	239.9	249.3	-4%

(1) Amounts include the following special gains and charges:

	Fourth Quarter Ended		Year Ended
	December 31		December 31
(millions)	2009	2008	2009	2008
Cost of sales
Restructuring	$3.2	$—	$12.6	$—
Subtotal cost of sales	3.2	—	12.6	—

Special (gains) and charges
Restructuring	7.3	—	59.9	—
Business write-down and closures	2.4	19.1	2.4	19.1
Business structure and optimization	0.5	11.3	2.8	25.6
Gain on the sale of plant	—	—	—	(24.0)
Gain on the sale of businesses	—	—	—	(1.7)
Other items	—	1.1	2.0	6.9
Subtotal special (gains) and charges	10.2	31.5	67.1	25.9

Total	$13.4	$31.5	$79.7	$25.9

ECOLAB INC.

OPERATING SEGMENT INFORMATION

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2009

(unaudited)

	Fourth Quarter Ended			Year Ended
	December 31%			December 31%
(millions)	2009	2008	Change	2009	2008	Change

Net Sales
United States
Cleaning & Sanitizing	$676.1	$648.2	4%	$2,663.3	$2,660.8	0%
Other Services	109.4	113.3	-3%	449.4	469.3	-4%
Total	785.5	761.5	3%	3,112.7	3,130.1	-1%
International	701.5	697.4	1%	2,674.9	2,650.7	1%
Subtotal at fixed currency rates	1,487.0	1,458.9	2%	5,787.6	5,780.8	0%
Effect of foreign currency translation	77.5	24.4		113.0	356.7
Consolidated	$1,564.5	$1,483.3	5%	$5,900.6	$6,137.5	-4%

Operating Income
United States
Cleaning & Sanitizing	$125.2	$97.4	29%	$495.2	$430.2	15%
Other Services	15.8	13.9	14%	65.7	51.8	27%
Total	141.0	111.3	27%	560.9	482.0	16%
International	64.5	61.5	5%	209.0	236.2	-12%
Subtotal at fixed currency rates	205.5	172.8	19%	769.9	718.2	7%
Corporate	(19.9)	(38.8)		(103.9)	(55.1)
Effect of foreign currency translation	10.2	6.2		15.3	49.7
Consolidated	$195.8	$140.2	40%	$681.3	$712.8	-4%

Note: The Corporate segment includes special gains and charges reported on the Consolidated Statement of Income as well as investments in the development of business systems and other business efficiency investments.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

	December 31	December 31
(millions)	2009	2008
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$73.6	$66.7
Accounts receivable, net	1,016.1	971.0
Inventories	493.4	467.2
Deferred income taxes	83.9	94.7
Other current assets	147.2	91.5
Total current assets	1,814.2	1,691.1

Property, plant and equipment, net	1,176.2	1,135.2
Goodwill, net	1,414.1	1,267.7
Other intangible assets, net	312.5	326.7
Other assets	303.9	336.2

Total assets	$5,020.9	$4,756.9

Liabilities and Equity
Current liabilities
Short-term debt	$98.5	$338.9
Accounts payable	360.9	359.6
Compensation and benefits	302.1	261.1
Income taxes	21.8	46.3
Other current liabilities	466.9	436.0
Total current liabilities	1,250.2	1,441.9

Long-term debt	868.8	799.3
Postretirement health care and pension benefits	603.7	680.2
Other liabilities	288.6	256.5

Ecolab shareholders’ equity	2,000.9	1,571.6
Noncontrolling interest	8.7	7.4
Total equity	2,009.6	1,579.0

Total liabilities and equity	$5,020.9	$4,756.9

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	March 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2008	2008	2008	2008	2008	2008	2008
Diluted earnings per share, as reported (U.S. GAAP)	$0.41	$0.55	$0.96	$0.50	$1.46	$0.33	$1.80

Adjustments:
Special (gains) and charges (1)	—	(0.08)	(0.08)	0.04	(0.04)	0.11	0.07
Tax expense (benefits) (2)	(0.02)	—	(0.02)	0.01	(0.01)	—	(0.01)

Adjusted diluted earnings per share	$0.39	$0.47	$0.86	$0.55	$1.41	$0.45	$1.86

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	March 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2009	2009	2009	2009	2009	2009	2009
Diluted earnings per share, as reported (U.S. GAAP)	$0.24	$0.41	$0.65	$0.60	$1.26	$0.48	$1.74

Adjustments:
Special (gains) and charges (3)	0.09	0.08	0.18	0.02	0.20	0.04	0.24
Tax expense (benefits) (4)	—	—	—	(0.02)	(0.02)	0.02	0.00

Adjusted diluted earnings per share	$0.33	$0.50	$0.83	$0.61	$1.44	$0.55	$1.99

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special gains and charges for the second quarter of 2008 include a $24.0 million gain on the sale of a plant in Denmark, partially offset by other non-recurring business structure costs. Special gains and charges for the third quarter of 2008 includes non-recurring business structure costs. Special gains and charges in the fourth quarter of 2008 includes a $19.1 million charge for the write-down of investments in an energy management business and the closure of two small non-strategic healthcare businesses, as well as business structure and optimization costs.

(2) First quarter 2008 tax benefits include discrete tax impact of enacted tax legislation and an international rate change. Third quarter 2008 tax expense includes discrete tax impact of recognizing adjustments from filing the prior year federal tax return.

(3) Special gains and charges for 2009 include restructuring charges of $20.9 million, $18.9 million, $4.4 million and $7.8 million, net of tax, in the first, second, third and fourth quarter, respectively.  Special gains and charges for 2009 also includes other non-recurring items, net of tax.

(4) Third quarter 2009 tax benefits primarily include discrete tax benefits related to our 2005 Federal tax return. Fourth quarter 2009 discrete tax expense primarily includes the impact of international tax costs from optimizing our business structure.